Exhibit 99.1

McCLATCHY RECEIVES COMPLIANCE NOTICE FROM NYSE

SACRAMENTO, Calif., June 2, 2009 – The McClatchy Company (NYSE-MNI) reported that it has been notified by the New York Stock Exchange (NYSE) that the company is now in compliance with the exchange’s continued listing standard for total market capitalization and stockholders’ equity.

The NYSE received approval from the Securities and Exchange Commission (SEC) to amend the NYSE’s continued listing standard applicable to average market capitalization and shareholders equity through October 31, 2009.  The average market capitalization requirement has been lowered from no less than $75 million over a 30-trading-day period to no less than $50 million over a 30-trading-day period and the stockholders’ equity requirement has been lowered from no less than $75 million to no less than $50 million.

As a result of these changes, McClatchy is now considered in compliance under the NYSE’s amended continued listing standard for market capitalization and stockholders’ equity.

McClatchy previously announced in February 2009 that it had been notified by the NYSE that it was not in compliance with the NYSE's continued listing standard for the average price per share of the company’s Class A publicly traded common shares of less than $1.00 over a consecutive 30-trading-day period.  Subsequently, the NYSE announced that this standard was temporarily suspended through June 30, 2009.   As a result, McClatchy currently has until December 7, 2009, to bring the company into compliance with this listing standard.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, the Charlotte Observer, and The (Raleigh) News & Observer.

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of the economic recession may reduce its income and cash flow greater than expected; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, bankruptcies or financial strain of its major advertising customers; McClatchy’s ability to achieve and/or maintain compliance with NYSE listing standards, including the NYSE  share price standard and compliance with its market capitalization and stockholders’ equity standards; commencement by the NYSE of suspension and delisting procedures if McClatchy fails to implement successfully a plan to correct non-compliance with the NYSE listing standards; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.